Exhibit 99.1

         American Financial Realty Trust Completes Sale of $135 Million
                       in 4.375% Convertible Senior Notes

    JENKINTOWN, Pa., Oct. 1 /PRNewswire-FirstCall/ -- American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today completed the previously announced sale of $125 million in 4.375% Convertible Senior Notes due 2024. The initial purchaser has exercised its option to purchase an additional $10 million of Notes, bringing the total issuance to $135 million. The initial purchaser retains an option to purchase up to an additional $15 million of Notes, which option may be exercised over the next 45 days.

    The Company will apply the net proceeds from the offering principally to fund the acquisition of additional properties. Pending such uses, the Company intends to invest the net proceeds in short-term marketable securities, or in money market accounts.

    The Notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


    About American Financial Realty Trust

    American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.


    Forward-Looking Statements

    The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.



SOURCE  American Financial Realty Trust
    -0-                             10/01/2004
    /CONTACT: Muriel S. Lange, Investor Relations of American Financial Realty Trust, +1-215-887-2280, or mlange@afrt.com /
    /Web site:  http://www.afrt.com /
    (AFR)

CO:  American Financial Realty Trust
ST:  Pennsylvania
IN:  FIN RLT
SU:  TNM